UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2026

NEXSCIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-274532	92-2915192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification ID No.)

2029 Century Park East, Suite 400

Los Angeles, CA 90067

(Address of principal executive offices)

(City, State, Zip Code)

(310) 494-6620

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Chief Operating Officer

Effective June 30, 2026, Mr. Tarek Shoufani resigned as Chief Operating Officer of Nexscient, Inc. (the “Company”). Mr. Shoufani’s resignation as an officer of the Company was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Shoufani will continue to serve as a non-employee member of the Company’s Board of Directors (the “Board”).

(d) Appointment of New Director

On June 26, 2026, the Board, acting by unanimous written consent, appointed Jaime Fanlo as a member of the Board, effective July 1, 2026, to serve until the next annual meeting of the Company’s stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

Mr. Fanlo is an experienced corporate director, lawyer, and strategic investor with more than eighteen years of cross-border experience in corporate governance, private equity, commercial law, and strategic transactions. He began his career as an attorney at a leading Philippine law firm and later served as commercial counsel for Johnson Controls Inc. and CBRE Group Inc., where he advised on cross-border transactions, enterprise risk management, and high-value commercial agreements. Mr. Fanlo is an investor and currently serves as a director of several investment and operating entities, including the Company’s subsidiaries, Crestview BPO Pte, Ltd. and Flipside AI. He has played a key role in corporate funding structures, inter-company capital flows, mergers and acquisitions, and the Company’s cross-border acquisition and integration of Flipside AI by Nexscient. His investment experience includes evaluating public and private companies, with a particular focus on the technology and artificial intelligence sectors. Mr. Fanlo holds a Bachelor of Arts in Political Economy from the University of Asia and the Pacific and earned his Juris Doctor degree from the Ateneo de Manila School of Law in 2007.

The Board has affirmatively determined that Mr. Fanlo qualifies as an “independent director” under the applicable independence standards of The Nasdaq Stock Market LLC and the applicable rules of the Securities and Exchange Commission. Mr. Fanlo has not been named to serve on any committee of the Board at this time.

Mr. Fanlo is a current stockholder of the Company. There is no arrangement or understanding between Mr. Fanlo and any other person pursuant to which he was selected as a director, and there are no transactions involving Mr. Fanlo that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

(e) Director Compensatory Arrangements; Restricted Stock Unit Awards

In connection with their service as non-employee directors of the Company, the Company entered into Director Agreements (each, a “Director Agreement”), each effective July 1, 2026, with each of Tarek Shoufani, Eric Manlunas, and Jaime Fanlo (each, a “Director”). The Director Agreements are substantially identical in form.

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Each Director Agreement provides that the applicable Director’s sole compensation for service as a director shall be a performance-based award of restricted stock units (each, an “RSU Award”), together with reimbursement of reasonable out-of-pocket expenses and indemnification rights. No cash retainer, meeting fee, committee fee, or other cash stipend is payable to the Directors for such service.

Pursuant to each Director Agreement, the Company granted to each Director, effective July 1, 2026, an RSU Award covering 250,000 restricted stock units, with each unit representing the right to receive one share of the Company’s common stock, par value $0.001 per share, upon vesting and settlement. Each RSU Award was granted as a standalone inducement award and not under any equity incentive plan of the Company.

The restricted stock units vest in tranches upon the Company’s achievement of specified market capitalization thresholds, in each case sustained at or above the applicable threshold on each of twenty (20) consecutive trading days and subject to the applicable Director’s continuous service on the Board through the date of achievement. The performance period for each RSU Award runs for ten (10) years from the grant date, and any units for which the corresponding threshold has not been achieved by the end of the performance period are forfeited. Each Director Agreement also contains provisions addressing settlement, forfeiture upon cessation of service (including immediate forfeiture upon a termination for cause), accelerated vesting in connection with a change of control, equitable adjustment of the units and thresholds upon certain changes in the Company’s capital structure, and customary confidentiality, work product, and securities-law representations.

The foregoing description of the Director Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Director Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Director Agreement (Performance Restricted Stock Unit Award)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSCIENT, INC.

Date: June 30, 2026	By:	/s/ Fred E. Tannous
Fred E. Tannous
President & Chief Executive Officer

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